Exhibit 10.12

BAZAARVOICE, INC.

June 14, 2005

Brett A. Hurt

[***]

[***]

Re: Terms of Employment

Dear Brett:

This letter agreement sets forth the terms of your employment as the President and CEO of Bazaarvoice, Inc., a Delaware corporation (“Bazaarvoice” or “we”).

Position and Benefits. As the President and CEO of Bazaarvoice, you will receive a base salary at the rate of $180,000 per year, payable in accordance with our regular payroll practices. Your base salary is subject to statutory deductions and withholding requirements. The first and last payment by Bazaarvoice to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. As an employee, you are eligible to participate in our bonus plans and benefit programs as they are established from time to time. We are an “at-will” employer, which means that your employment with Bazaarvoice (and the terms thereof) is for no specific period of time and may be modified or terminated by you or Bazaarvoice at any time and for any reason, with or without prior notice and with or without cause. The at-will nature of your employment may be altered only by a written agreement signed on behalf of the Board of Directors of Bazaarvoice.

Severance Benefits. Notwithstanding the foregoing, if you are terminated by Bazaarvoice for any reason other than Cause (defined below) or in the event of a Constructive Termination (defined below), we will continue, in accordance with our normal payroll practices and subject to applicable deductions and withholding requirements, to pay to you an amount equal to the base salary to which you would be entitled if your employment had not been so terminated for a period of six months following your termination date. Your right to receive such severance payments is conditioned upon (i) your execution of a release substantially in the form attached to this letter and identified as Exhibit A and (ii) your continued compliance with the terms of this letter and your EPIA (defined below).

Following a termination without Cause or a Constructive Termination in which you are entitled to the severance payments provided above, if you elect to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and are eligible for such coverage, Bazaarvoice will pay your COBRA premiums in an amount sufficient to maintain the level of health benefits in effect on your last day of employment throughout any period in which you are entitled to receive the severance payments provided above or until you receive comparable benefits from any other source, whichever occurs first. Nothing contained herein shall interfere with your right, if any, to continuation coverage under COBRA.

For purposes of this letter, “Cause” shall mean: (i) your continued failure to substantially perform the duties and obligations of your position with Bazaarvoice (other than any such failure resulting from your total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code); (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of Bazaarvoice; (iii) your violation of a federal or state law or regulation applicable to Bazaarvoice’s business which violation was or is reasonably likely to be injurious to Bazaarvoice; (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) your breach of the terms of your agreement(s) with Bazaarvoice relating to proprietary information and inventions assignment, including your EPIA; or (vi) your material breach of the terms of this letter. For purposes of this letter, clauses (i), (v) and (vi) shall constitute “Cause” only after you have received from the Board of Directors written notice describing the circumstances of such breach or failure in reasonable detail and have been given a reasonable cure period of not less than thirty days.

For purposes of this letter, a “Constructive Termination” shall mean your voluntary resignation following: (i) a change in your position with the Company or a successor entity that materially reduces your position, title, duties and responsibilities or the level of management to which you report; (ii) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) by more than twenty percent (20%); or (iii) a relocation of your place of employment by more than fifty (50) miles from Bazaarvoice’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall constitute a Constructive Termination if and only if such change, reduction or relocation is effected without your consent.

Stock Vesting. As indicated in the Restricted Stock Purchase Agreement attached hereto as Exhibit B, we will provide you with accelerated vesting of certain of your shares of Common Stock upon the occurrence of the events and under the terms set forth in greater detail in the Restricted Purchase Agreement.

Taxes. You acknowledge that you are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you from Bazaarvoice or with respect to the effect of the Restricted Stock Purchase Agreement.

Confidentiality Agreement. As a condition to your employment with Bazaarvoice and in exchange for the access that you will be given to the Company’s proprietary information and technology during your employment, you have executed the Employee Proprietary Information Agreement attached to this letter as Exhibit C (the “EPIA”). Nothing in this letter is intended to contradict the terms of the EPIA. To the extent there is a perceived inconsistency between this letter and the EPIA, then the terms of the EPIA shall control.

Tax and Legal Advice. You acknowledge that you have had an opportunity to consult with your legal counsel and tax and other advisors regarding the preparation of this letter and the matters related thereto. You understand and acknowledge that Wilson Sonsini Goodrich & Rosati, Professional Corporation, has acted solely as legal counsel for Bazaarvoice with respect to the preparation of this letter and the other matters related thereto and has not acted as legal counsel for you.

Severability. The parties intend all provisions of this letter agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this letter agreement is too broad to be enforced as written, the parties intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this letter agreement is held to be illegal, invalid; or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this letter agreement shall be construed and enforced as if such provision was never a part of this letter agreement, and (iii) the remaining provisions of this letter agreement shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provisions or by their severance.

General Creditor Status. All cash payments and other benefits to which you may become entitled hereunder will be paid, when due, from the general assets of Bazaarvoice, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive such cash payments hereunder will at all times be that of a general creditor of Bazaarvoice and will have no priority over the claims of other general creditors.

Entire Agreement. This letter, the EPIA and your Restricted Stock Purchase Agreement together set forth the entire agreement between you and Bazaarvoice regarding the terms of your employment and supersede any prior representations, agreements and understandings between you and any employee or representative Bazaarvoice, whether written or oral.

Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective upon actual receipt), or (iv) delivered by electronic communication to you at the address set forth on the signature page hereto or to Bazaarvoice at the company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

Miscellaneous. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE

COURTS OF THE UNITED STATES LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS LETTER AGREEMENT. This letter agreement shall inure to the benefit of any successors or assigns of Bazaarvoice; you shall not be entitled to assign any of your rights or obligations under this letter agreement. The terms and provisions of this letter agreement are intended solely for the benefit of each party hereto and Bazaarvoice’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. This letter agreement may only be amended in a writing signed by you and Bazaarvoice upon the written consent of the Board of Directors. The headings used in this letter agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This letter agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If you agree to the terms contained in this letter, please sign this letter in the space provided below and return to Bazaarvoice. You should retain a copy for your files. We look forward to your contributions to the successes of Bazaarvoice.

Sincerely,

BAZAARVOICE, INC.

By:	/s/ Brant Barton
Brett Barton
Vice President of Products and Client Services

I have read and acknowledge and agree to the terms of this letter effective as of the date set forth above.

/s/ Brett A. Hurt
Brett A. Hurt

EXHIBIT A

FORM OF RELEASE AGREEMENT

A-1

EXHIBIT B

RESTRICTED STOCK PURCHASE AGREEMENT

EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT